Exhibit 10.28

Borders Group, Inc.
2004 Long-Term Incentive Plan

Restricted Share Unit Grant Agreement

This Restricted Share Unit Grant Agreement (the “Agreement”), dated as of March 24, 2006 (the “Grant Date”), is made by and between Borders Group, Inc. (the “Company”) and Name (First Last) (the “Participant”).

RECITALS

The Borders Group, Inc. 2004 Long-Term Incentive Plan (the “Plan”) provides for the grant of restricted share units (the “RSUs”) that equate to shares of the Company’s common stock (the “Common Stock”). Pursuant to the terms of the Plan, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has decided to grant you RSUs. Capitalized terms that are not otherwise defined in this Agreement shall have the same meaning as when used in the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.  Grant of RSUs. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to you # RSUs.

2.  Vesting; Time and Form of Distribution.

(a)  Your RSUs will vest on March 24, 2009 if the Company satisfies one of the cumulative GAAP Earnings Per Share (“EPS”) goals established by the Committee for the period of fiscal year 2006 through fiscal year 2008 and your employment with the Company does not terminate prior to March 24, 2009. The Committee shall determine at the end of the three-year measurement period whether or not any of the EPS goals have been achieved subject to such adjustments as the Committee shall determine to be appropriate. If your employment with the Company or any Subsidiary terminates for any reason other than Retirement, death or Disability prior to March 24, 2009, the RSUs will be immediately forfeited and cancelled. If the Company does not achieve any of the EPS goals by the end of the measurement period, the RSUs will be immediately forfeited and cancelled. Unless the Committee determines otherwise, if your employment with the Company or any Subsidiary terminates before your RSUs are fully vested because of your Retirement, death or Disability, the vesting of such RSUs will remain subject to the applicable provisions of the Plan.

(b)  Subject to withholding under Section 4, you will receive a distribution of Common Stock or cash, as is determined in the sole discretion of the Committee, with respect to your RSUs as and when your RSUs become vested in accordance with subsection (a) above, as soon as reasonably practicable following the vesting date, but in no event later than March 15, 2010.

3.  Change of Control. The provisions of the Plan applicable to a Change of Control (as defined in the Plan) will apply to your RSUs, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

4.  Withholding. Unless the Committee provides otherwise, the number of shares of Common Stock and or cash distributed to you with respect to your RSUs will be reduced by a number of shares of Common Stock and or cash sufficient to satisfy the amount of any withholding tax associated with the distribution. The Company shall have the right to require you or your Designated Beneficiary to remit to the Company an amount sufficient to satisfy foreign, federal, state and local withholding requirements.

5.  Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects will be interpreted in accordance with the Plan. The Committee has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder. This RSU grant and this Agreement are subject to the terms and conditions of the Plan and, in the event of any conflict, the terms of the Plan shall control.

6.  No Employment or Other Rights. The grant of RSUs does not confer upon you any right to be employed by the Company or any Subsidiary and will not interfere in any way with the right of the Company or any Subsidiary to terminate your employment at any time. The right of the Company or any Subsidiary to terminate your employment at will at any time for any reason is specifically reserved. You will not have any interest in any fund or specific assets of the Company by reason of this grant.

7.  No Shareholder Rights. Neither you, nor any person entitled to receive distribution in the event of your death, will have any of the rights and privileges of a Company shareholder with respect to shares of Common Stock, until shares of Common Stock have been issued.

8.  Nontransferability. Except for tax withholding, your rights and interests under this Agreement may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except, in the event of your death, by will or by the laws of descent and distribution.

9.  Applicable Law. The validity, construction, interpretation and effect of this instrument will be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to the conflicts of laws provisions thereof.

10.  Notice. Any notice to the Company or the Committee provided for in this Agreement shall be addressed to Borders Group, Inc. in care of The Secretary, Borders Group, Inc., 100 Phoenix Dr., Ann Arbor, MI 48108, and any notice to you will be addressed to you at the current address shown on the books and records of the Company or its Subsidiaries. Any notice shall be sent by registered or certified mail.

11.  Discretionary Nature of Plan. The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan. This RSU grant under the Plan is a one-time benefit and does not create any contractual or other right to receive additional RSUs or other benefits in lieu of RSUs in the future. Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of RSUs granted, and the vesting provisions.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative and the Participant has hereunto set his hand effective as of the Grant Date.

BORDERS GROUP, INC.

By: /s/ DANIEL T. SMITH
Its: Sr. Vice President, Human Resources
As of: March 17, 2005

I hereby accept the RSUs granted pursuant to this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Committee will be final and binding.

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Participant                             Date